UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021

iTeos Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39401	84-3365066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Main Street

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, Including Area Code: (339) 217-0161

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	ITOS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreements.

Collaboration and License Agreement

On June 11, 2021, iTeos Belgium S.A., an affiliate of iTeos Therapeutics, Inc. (collectively, “ITEOS”) and GlaxoSmithKline Intellectual Property (No. 4) Limited (“GSK”) executed a Collaboration and License Agreement (the “Collaboration Agreement”) pursuant to which ITEOS agrees to grant GSK a license under certain of ITEOS’s intellectual property rights to develop, manufacture, and commercialize products comprised of or containing ITEOS’s anti-TIGIT human immunoglobulin G1, or IgG1, antibody referred to as “EOS-448” (such products, the “Licensed Products”), which license is exclusive in all countries outside of the United States and co-exclusive, with ITEOS, in the United States.

Exclusivity

Subject to certain limited exceptions, other than under the Collaboration Agreement, GSK and ITEOS each agree not to, alone or with or for any Third Party, (i) develop a monospecific, monoclonal antibody that inhibits or is an antagonist of TIGIT through direct physical interaction for a period of time following the first regulatory approval of a Licensed Product in the United States, Germany, France, United Kingdom, Spain, or Italy or (ii) commercialize any such a product during the term of the Collaboration Agreement.

Development

The parties agree to use commercially reasonable efforts to conduct development activities with respect to Licensed Products pursuant to an agreed-upon global development plan. The parties agree to share the costs of the development activities under the global development plan that are directed to obtaining and maintaining regulatory approvals for Licensed Products in the United States and the European Union. GSK agrees to fund development activities set forth in the global development plan that are specifically performed in furtherance of obtaining and maintaining regulatory approvals for Licensed Products outside of the United States and European Union. The parties intend to develop EOS-448 in combination with certain other oncology assets of GSK, and the parties will jointly own the intellectual property created under the Collaboration Agreement that covers such combinations.

Governance

The exploitation of Licensed Products will be governed by a series of committees established to facilitate collaboration between the parties with respect to development, manufacturing, medical affairs, patent protection, and commercialization of Licensed Products.

Financial Terms

GSK agrees to make an upfront payment of $625 million to ITEOS within 10 business days of the date on which the Collaboration Agreement becomes effective. Additionally, ITEOS is eligible to receive up to $1.45 billion in milestone payments, contingent upon the EOS-448 program achieving certain development and commercial milestones.

Within the collaboration, GSK and ITEOS agree to share responsibility and costs for the global development of EOS-448 and will jointly commercialize and equally split profits in the United States. Outside of the United States, GSK will receive an exclusive license for commercialization, and ITEOS is eligible to receive tiered double digit royalty payments up to 20% during a customary royalty term.

Term; Termination

Unless earlier terminated as described below, the Collaboration Agreement will continue for so long as ITEOS and GSK are commercializing Licensed Products in the United States, unless ITEOS has opted-out of the profit share in the United States, in which case, the term of the Collaboration Agreement will expire at the end of the royalty term. The royalty term will expire on a product-by-product and country-by-country basis on the latest to occur of (a) 12 years from first commercial sale, (b) expiration of regulatory exclusivity in such country or (c) expiration of all valid claims of specific licensed patents in such country.

Either party may terminate the Collaboration Agreement for the other party’s material breach of the Collaboration Agreement, if such breach is not cured within a specified cure period. Additionally, if GSK breaches its development diligence obligations with respect to the Licensed Products or fails to conduct any development and commercialization of Licensed Products for an extended period of time, subject to certain excused delays, then ITEOS may terminate the Collaboration Agreement.

GSK also may terminate the Collaboration Agreement for convenience, in its entirety or on a Licensed Product-by-Licensed Product basis.

Effectiveness of the Collaboration Agreement is conditioned upon the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing description of the terms of the Collaboration Agreement is not complete and is qualified in its entirety by reference to the text of the Collaboration Agreement, a copy of which ITEOS intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ITEOS THERAPEUTICS, INC.

Date: June 14, 2021	By:	/s/ Michel Detheux
Michel Detheux
President and Chief Executive Officer